  Exhibit 99.1

  Ronald E. Seeholzer
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 330-384-5783

June 7, 2007

TO THE INVESTMENT COMMUNITY:1

Today, FirstEnergy Corp.’s Ohio utility subsidiaries Ohio Edison Company (OE), The Cleveland Electric Illuminating Company (CEI), and The Toledo Edison Company (TE), (collectively, the Ohio Companies) filed with the Public Utilities Commission of Ohio (PUCO) the details of their base distribution rate increase request and supporting testimony (Case No.07-551-EL-AIR).  A PUCO decision is expected early next year.  The new rates would be effective January 1, 2009, for OE and TE customers, and are expected to be effective in May 2009 for CEI customers. This letter provides additional details about today’s filings as well as some supplemental information.

Overview of Distribution Rate Cases

In their Application for Increase in Rates (Application), the Ohio Companies are requesting an increase in annualized distribution revenues totaling $340 million to recover expenses related to distribution operations ($217 million) and the costs deferred under previously approved rate plans described below ($123 million).  As filed, the requested distribution rates would produce $162 million, or 8%, in additional annualized revenue for OE; $107 million, or 6%, in additional annualized revenue for CEI; and $71 million, or 9% for TE.

Included in this filing is a request for the following accounting modifications to be implemented concurrently with the effective date of the Application:

1.	Updating the depreciation rates for each company;
2.	Deferral of any storm related costs in excess of those contained in the Test Year expense levels.

Although not part of the Application, the Ohio Companies will reduce or eliminate their Regulatory Transition Charge (RTC) rates concurrent with the effective dates of the proposed distribution rate increases. For OE and TE, the RTC rates will be eliminated and for CEI there will be a reduction of about 30% in the RTC rate. The RTC for CEI will continue at this reduced level through 2010 and then cease.

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1 Please see the forward-looking statements at the end of this letter.

As summarized below, the combined effect of the requested distribution rate increases and RTC rate reduction or eliminations is expected to be a net reduction of $254 million on the regulated portion of customer bills.  The Application does not request any changes to the generation or transmission charges contained in the Ohio Companies’ tariffs.

Table 1 Proposed Changes in Revenues
	($ in Millions)
	OE	CEI	TE	Total OHIO
Current “Distribution” Revenues	$516	$446	$157	$1,119
Proposed Increase:
  Associated with RCP Fuel Expense Deferrals
  Associated with RCP Infrastructure Expense Deferrals
  Associated with RCP DSM Deferrals (through a rider)
  Associated with ETP & Ohio Line Extension Deferrals
  “Base” revenue requirement increases
Total Proposed Increase to “Distribution”
	18 18 2 33 91 $162	12 16 2 5 72 $107	5 7 1 4 54 $71	35 41 5 42 217 $340
Proposed “Distribution” Revenues	$678	$553	$228	$1,459
% Increase to “Distribution” Revenues	31%	24%	45%	30%
Total current “Retail Operating” Revenues*	$2,091	$1,726	$773	$4,590
% Increase to Total “Retail Operating” Revenues*	8%	6%	9%	7%
Offsetting RTC Decrease	$(262)	$(140)	$(192)	$(594)
Net Decrease, including Offsets*	$(100)	$(33)	$(121)	$(254)
% Decrease, including offsets to Total Current Revenues*	(4.8)%	(1.9)%	(15.7)%	(5.5)%
    *Assumes current Generation & Transmission rates

Basis for the Distribution Rate Increase

The rate-making process for a change in base distribution rates in Ohio uses the Date Certain and Test Year concepts to measure rate base and operating income, respectively. In its May 30, 2007 Entry, the Commission accepted the Ohio Companies’ requested Date Certain of May 31, 2007, and Test Year of 12 months ended February 29, 2008.

The distribution rate increase request was made primarily for the following four reasons:

1.	To provide for a return on and of deferrals established in the Ohio Companies’ Rate Certainty Plan (RCP) Case (Case No. 05-1125-EL-ATA).
•
Recovery on and of the RCP-related regulatory assets, uses a projected balance as of December 31, 2008, as the basis to develop the required revenue increase.  The return on these regulatory assets is based on each company’s embedded cost of long-term debt contained in the filing.  The PUCO Order authorizing the RCP deferrals adopted the use of the long-term debt cost as the basis for a return and specified a 25-year amortization period.

2.	To provide for a return on and of deferrals established in the Ohio Companies’ Electric Transition Plan (ETP) Case (Case No. 99-1212-EL-ETP) and Ohio Line Extension Case (Case No. 01-2708-EL-COI).

3.
To recover changes in revenue requirements for the distribution business, reflecting all changes in operation and maintenance expenses, depreciation, taxes, investment in rate base assets and revenues from electric sales since the last rate increase.

The revenue increase for both the ETP transition tax deferrals and the Ohio line extension deferrals reflect Date Certain regulatory asset balances as well as a full return on the balances (including equity), amortized over a period of 5 years.

The estimated RCP, ETP and Line Extension regulatory asset balances are summarized below.

Table 2 Estimated RCP & ETP Regulatory Asset Balances
($ in Millions)
OE	CEI	TE	Total OHIO
Regulatory Asset Balances:
  Associated with RCP Fuel Expense Deferrals (12/31/08)
  Associated with RCP Infrastructure Expense Deferrals (12/31/08)
  Associated with RCP DSM Deferrals (5/31/07)
  Associated with ETP & Ohio Line Extension Deferrals (5/31/07)
Total Regulatory Asset Balances
$215 222 1 110 $548	$145 195 1 14 $355	$62 80 1 13 $156	$422 497 3 137 $1,059

Requested Rate of Return and Rate Base

The Application contains a blended capital structure for the Ohio Companies as the basis for calculating the required rate of return.  The resulting capital structure is 51% long-term debt and 49% common equity.  (The Ohio Companies have no preferred stock outstanding.)  The requested return on equity is 11.75%.  The long-term debt rate (as of March 31, 2007), is 6.47% for OE, 6.65% for CEI, and 6.26% for TE.  The overall requested rate of return is 9.06% for OE, 9.15% for CEI, and 8.95% for TE.

The estimated rate base for each of the Ohio Companies is depicted in the table below.

Table 3 Estimated Rate Base*
($ in Millions)
	OE	CEI	TE	Total OHIO
Rate Base (Excluding RCP related Regulatory Assets) RCP Regulatory Assets Total Rate Base	$1,340 288 $1,628	$1,085 219 $1,304	$438 93 $531	$2,863 600 $3,463
  *Amounts shown net of accumulated deferred income taxes

Rate Design

The Ohio Companies are proposing the following changes to their tariff designs:

1.	Adjustment of the tariffs, including the Electric Service Regulations, to be reflective of current costs and to achieve consistency among the three companies;
2.	Consolidation of the tariffs and a reduction in the number of tariff schedules;
3.	Availability of general service (business) tariff schedules based on the customers’ voltage levels rather than usage; and
4.	Taking steps toward elimination of discounted distribution rates for heating load (space heating, water heating and process heating) and load management for residential and general service customers.

These changes will result in a single tariff schedule for the residential customers of each company.

Update Filing and Rate Case Hearing Process

The Ohio Companies will update the information in today’s Initial Filing in an Update Filing to the PUCO no later than August 6, 2007.  The Update Filing will contain three months of actual results for the Test Year (March 1, 2007 through May 31, 2007), nine months of forecasted data and actual plant balances as of May 31, 2007, to establish the test period data used to establish future rates.

It is estimated the PUCO Staff will issue its Report in the case in the fourth quarter of 2007.  Between the issuance of the Staff Report and the evidentiary hearings, all the parties to the case will have the opportunity to submit written testimony.  Hearings in the case are expected in late 2007.  The briefing period is expected to extend into the early 2008 time frame, with a PUCO decision to follow.

The PUCO is required to issue an order in the case 275 days after the Initial Filing, which would be March 9, 2008.  However, the Ohio Companies have agreed pursuant to previously approved rate plans not to put the proposed rates into effect for OE and TE until January 1, 2009 and approximately May 2009 for CEI.

Summary

Today’s filing represents a request to increase annual distribution revenues by $340 million beginning in 2009 to recover expenses related to distribution operations and costs deferred under previously approved rate plans.  Although not part of these filings, there also will be a reduction or elimination of RTC rates concurrent with the effective dates of the distribution rate increases.  The combined annual effect of the proposed distribution rate increases and RTC rate changes is expected to be a decrease for customers of $254 million on the regulated portion of their bills.  Please refer to the May 8, 2007, Letter to the Investment Community for details regarding potential impacts on typical customer bills associated with these rate changes.

The Ohio Companies currently expect to make an Ohio Generation Procurement Plan filing this summer requesting approval for a competitive bid process to provide generation service to customers beginning January 1, 2009, as provided under Ohio’s electric choice law.

Supplemental Information

The last adjustments to base distribution rates were in 1990 for OE and 1996 for CEI and TE. Since those proceedings, the Ohio Companies have been granted the authority to defer and capitalize for future recovery certain costs for transition taxes, line extensions, electric system infrastructure and reliability, fuel costs, and energy efficiency programs as described below.

On July 19, 2000, the PUCO approved a comprehensive transition plan (ETP Stipulation and Recommendation) allowing the Ohio Companies to defer the amount by which customer rates would have increased above existing rate levels due to tax changes in Senate Bill No. 3.  These transition tax deferrals include capitalized interest based upon each operating company’s embedded cost of long-term debt.  In February 2003, the transition tax deferral ceased, however, capitalized interest continues to accrue each month on the deferred balance. These deferrals are proposed to be recovered over a five-year period beginning January 1, 2009, for OE and TE and approximately May 2009 for CEI.

On December 19, 2002, the PUCO approved the Ohio Companies’ Stipulation and Recommendation in Case No. 01-2708-EL-COI allowing the creation of regulatory assets to recover certain new line extension costs not otherwise recovered from customers beginning January 1, 2001. These deferrals are proposed to be recovered over a five-year period beginning January 1, 2009 for OE and TE and approximately May 2009 for CEI.

To address concerns of the PUCO regarding rising power prices in an underdeveloped competitive electricity marketplace, the Ohio Companies filed the Rate Stabilization Plan (RSP) on October 21, 2003.  This provided customers with generation price and supply stability through 2008.  Under the RSP, the Ohio Companies maintain the obligation to provide full service to customers through 2008.  The RSP also provided for the continuation of certain rate discounts that would have otherwise expired, implemented various regulatory accounting practices, contained provisions to support customer shopping, and granted the Ohio Companies the opportunity to seek recovery of increased fuel costs.  The Ohio Companies accepted the RSP as approved on August 5, 2004.

On September 9, 2005, to provide increased rate stability, the Ohio Companies proposed the RCP as a supplement to the RSP.  The RCP was intended to provide customers with lower, more certain rate levels through 2008 than would otherwise be available under the RSP.  It also provided the Ohio Companies the opportunity to produce financial results generally comparable to those under the RSP.

On November 4, 2005, the Ohio Companies filed a supplemental stipulation with the PUCO, which constituted an additional component of the original RCP filing. On January 4, 2006, the PUCO approved the RCP with modifications.  On January 31, 2007 the Companies filed a Stipulation (in Case No. 04-1932-EL-ATA) that modified the expected timing of demand side management (DSM) program expenditures under the supplemental stipulation, which was approved by the PUCO on February 14, 2007.

Major provisions of the RCP include:

•	Distribution Rates– maintenance of existing base distribution rates through December 31, 2008, for OE and TE, and through approximately May 2009 for CEI.

•
Infrastructure Expense Deferrals– provided for the deferral and capitalization of distribution infrastructure and reliability costs during the period of January 1, 2006, through December 31, 2008, not to exceed $150 million annually. The amounts deferred will be included in distribution rate base (earning a return at the Ohio Companies’ respective embedded cost of long-term debt) and recovered in rates over a 25-year period beginning with distribution rates first effective on January 1, 2009, for OE and TE and approximately May 2009 for CEI.

•
RTC and Extended RTC Recovery Periods and Rate Levels - the RTC and Extended RTC recovery periods and rate levels were adjusted so that full recovery of authorized costs will be complete as of December 31, 2008, for OE and TE, and December 31, 2010 for CEI.

-
OE’s and TE’s recovery of Extended RTC amounts through the RTC rate component began on January 1, 2006, rather than following the end of the recovery of regulatory transition costs (as is the case with CEI).  The amortization of Extended RTC amounts matches the revenue received, consistent with the RSP. The amortization of the regulatory transition costs uses the effective interest method taking into account an extended amortization schedule through December 31, 2008.

-
CEI's RTC rate remains at current levels until the original regulatory transition costs are recovered, currently expected to occur in May 2009.  At that time, an Extended RTC rate will be established to recover the deferred shopping credit incentives, a rate expected to be approximately 30% lower than the RTC rate, to match the amortization expense so that full recovery of Extended RTC amounts occurs by December 31, 2010.

•
Deferred Shopping Incentive Balances - OE, TE, and CEI reduced their deferred shopping incentive balances as of January 1, 2006, by $75 million, $45 million, and $85 million, respectively. These reductions were made possible by accelerating the application of (or reducing) each respective company's accumulated cost of removal regulatory liability.  This action reduced the amount of deferred shopping incentives and carrying charges to be recovered through the RTC as the cost of removal regulatory liability was reduced by the amounts credited to the deferred shopping incentive balance.

•
Fuel Recovery Mechanism - the first $75 million, $77 million, and $79 million in 2006, 2007 and 2008, respectively, of increased fuel costs are currently to be recovered from OE and TE non-shopping customers through a fuel recovery mechanism.  The fuel recovery mechanism was set at a rate approximately equal to the reduction in the RTC rate level that was made possible by the extension of the RTC amortization period and the reduction in the deferred shopping incentive balance discussed above.  If during this time, actual increased fuel costs are greater than the fuel recovery mechanism revenues, the excess costs are authorized to be deferred (Fuel Expense Deferrals) by the Ohio Companies and recovered in distribution rates commencing with rates first effective on or after January 1, 2009.

•
Carrying Charges– carrying charges at the Ohio Companies’ respective embedded costs of long-term debt will be capitalized on the fuel deferrals and distribution deferrals.  The carrying charges relating to the infrastructure expense deferrals will not count toward the $150 million annual deferral limitation.

The Supplemental Stipulation with various parties included:

•
Demand Side Management Deferrals - the Ohio Companies agreed to implement a DSM program with expenditures for the years 2007 and 2008 at an aggregate level of $25 million ($9.5 million in 2007, and $15.5 million in 2008).  These energy efficiency program costs, including administrative costs, will be deferred.  The deferred balance will include an accrued carrying cost at a rate equal to the companies' respective cost of long-term debt.  Beginning in 2009, the deferred balance will be amortized over a three-year period and collected through a rider on residential customers’ bills.  Additional DSM funding in the amount of approximately $3 million was provided under the stipulation.

Upcoming FirstEnergy Investor Events

Lehman Brothers’ 2007 Fall CEO Energy/ Power Conference
September 4-6, 2007
New York, NY

Merrill Lynch Global Power and Gas Leaders Conference
September 25-26, 2007
New York, NY

Edison Electric Institute (EEI) Financial Conference
November 4-7, 2007
Orlando, FL

FirstEnergy Annual Analyst Meeting
December 6, 2007
New York, NY

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (330) 384-5783.

Sincerely,

Ronald E. Seeholzer
Vice President – Investor Relations

Forward-Looking Statements

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the EPACT (including, but not limited to, the repeal of the PUHCA), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) and the various state public utility commissions as disclosed in FirstEnergy’s SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stablization Plan) and the PPUC (including the transition rate plan filings for Met-Ed and Penelec and Penn’s Default Service Plan filing), the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful structuring and completion of a potential sale and leaseback transaction for Bruce Mansfield Unit 1 currently under consideration by management, any purchase price adjustment under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in FirstEnergy’s SEC filings, and other similar factors.  FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.